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                                                                   EXHIBIT 10.21

                        SOURCE INTERLINK COMPANIES, INC.
                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

         This EMPLOYMENT AND NON-COMPETITION AGREEMENT ("Agreement") is made as of May 21, 2003 by and between SOURCE INTERLINK COMPANIES, INC., a Missouri corporation (the "Corporation") and S. LESLIE FLEGEL, a natural person presently residing in the State of Florida ("Executive").

                                   WITNESSETH:

         WHEREAS, The Corporation and Executive have entered into an Employment Agreement dated as of February 1, 2001 that provided the terms and conditions under which Executive would be employed by the Company in the position of Chairman and Chief Executive Officer for term ending on January 31, 2004 (the "Prior Agreement").

         WHEREAS, The Corporation desires to provide for the continued employment of Executive and to provide and obtain assurances with respect to such employment, and Executive desires that such employment be continued and desires to obtain and provide such assurances, in each case on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein contained, the adequacy of which is hereby acknowledged, the Corporation and Executive hereby agree as follows.

                                  I. EMPLOYMENT

1.1 The Corporation hereby employs the Executive as Chairman and Chief Executive Officer (the "Position"), upon the terms and conditions provided in this Agreement. Executive hereby accepts such employment and agrees (a) to devote all of his working time, attention and energy using his best efforts to the duties of the Position, as well as to any other duties and responsibilities reasonably related to the Position assigned to him from time to time by the Board of Director's of the Corporation, (b) faithfully serve and further the interests of the Corporation in every lawful and ethical way giving honest, diligent and loyal and cooperative service to the Corporation, and (c) to comply with the Articles of Incorporation, Bylaws and all rules and policies which, from time to time may be adopted by the Corporation, including without limitation, those rules and policies regarding disclosure of information concerning the Corporation, its business, affairs, plans or customers.

1.2 Executive warrants and represents to the Corporation that he is not now under any obligation to any person or entity nor does he have any other interests which are inconsistent with or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by him of any of the covenants herein or any duties or responsibilities of the Position and he agrees to and shall indemnify and hold the Corporation harmless from and against any claim, loss, damage, liability, cost or expense including, without limitation, reasonable attorneys' fees which may be asserted against the Corporation or any of its executives arising out of or in connection with any alleged breach or violation of this representation and warranty.

                             II. TERM OF EMPLOYMENT


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2.1 The term of Executive's employment under this Agreement shall extend from
February 1, 2003 through January 31, 2006 (the "Expiration Date"), at which time the obligation of the Corporation to pay further compensation or provide fringe benefits to Executive shall cease; provided however that all other obligations of the parties hereunder (including the obligation of the Corporation to pay to Executive Base Compensation and Annual Bonus earned by Executive through the date of such expiration) of either party to the other party at the time of such expiration shall not be affected by such expiration. Such term of employment may be terminated prior to expiration of such term at any time upon the earlier occurrence of any of the following events:

(a) By mutual written consent of the Corporation and Executive, upon such terms and conditions as the parties may agree in writing;

(b) Immediately upon Executive's death, in which case, the obligations of the Corporation to pay further compensation or provide fringe benefits to Executive shall cease as of the date of Executive's death; provided however that all other obligations of the parties hereunder (including the obligation of the Corporation to pay to Executive Base Compensation and Annual Bonus earned by Executive through the date of Executive's death) of either party to the other party at the time of Executive's death shall not be affected by such termination;

(c) By the Corporation, upon the permanent total Disability (as hereinafter defined) of Executive, in which case the Corporation shall continue to pay (i) in accordance with the Corporation's then current payroll policies one-half of Executive's Base Compensation in effect as of the date of Executive's Disability for a period equal to the shorter of (A) twenty-four (24) months following the date of such Disability, or (B) the period from the date of such Disability through the Expiration Date, (ii) any Annual Bonus Executive would have earned through the date of such Disability if all criteria for the payment of the Annual Bonus were achieved at maximum levels and (iii) those fringe benefits to which Executive is entitled under Article IV of this Agreement;

(d) By the Corporation, immediately upon written notice to Executive, for Cause (as hereinafter defined), in which case, the obligations of the Corporation to pay further compensation or provide fringe benefits to Executive shall cease as of the date of such notice; provided however that all other obligations of the parties hereunder (including the obligation of the Corporation to pay to Executive Base Compensation and Annual Bonus earned by Executive through the date of such notice) of either party to the other party at the time of such termination shall not be affected by such termination;

(e) By Executive, immediately upon at least thirty days' written notice to Corporation, as a result of the occurrence of any Employment Condition (as hereinafter defined). In such event, (i) the Corporation shall pay to Executive a sum equal to the greater of (A) the aggregate of Executive's Base Compensation in effect as of the date of such termination payable by the Corporation hereunder for the period from the date of such termination through the Expiration Date plus any Annual Bonus Executive would have earned during the period from the date of such termination through the Expiration Date if all criteria for the payment of the Annual Bonus were achieved at maximum levels for each of the fiscal periods with such period and (B) Three Hundred percent (300%) of Executive's Base Compensation in effect as of the date of such termination, (ii) all options to purchase shares of the common stock of the Corporation held by Executive pursuant to a stock option or other incentive compensation plan of the Corporation ("Stock Options") shall be fully vested and exercisable, (iii) all restrictions on restricted stock of the Corporation


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         held by Executive pursuant to a restricted stock or other incentive compensation plan of the Corporation (the "Restricted Stock") that may result in the forfeiture of such stock shall terminate, and (iv) all agreements with the Corporation by Executive to refrain from selling any securities of the Corporation shall terminate. In the event that payment is made to Executive under clause (i)(A) above, the portion of the payment calculated on the basis of the Executive's Base Compensation shall be paid in twelve equal monthly installments on the first day of each calendar month commencing on the first day of the month immediately succeeding the date of termination and the portion of the payment calculated on the basis of the Annual Bonus shall be paid in a single lump sum not later than 30 days after the date an audit report is issued by the Corporation's independent public accountants with respect to the Corporation's financial statements for the fiscal year for which the Annual Bonus is to be paid. In the event payment is made to Executive under clause (i)(B) above, the payment shall be paid in twelve equal monthly installments on the first day of each calendar month commencing on the first day of the month immediately succeeding the date of termination.

2.2 For purposes of this Agreement, the following terms have the meanings ascribed thereto below:

(a) The term "Cause" as used in this Agreement shall mean (i) Executive's conviction of a felony which results in the incarceration of Executive for a period of more than thirty (30) days or conviction of a crime involving moral turpitude which causes injury (monetary or otherwise) to the Corporation's public image or reputation or involving fraud or deceit, (ii) the Executive's disclosure to third parties of trade secrets or other confidential and proprietary information related to the business of the Corporation and its subsidiaries in violation of this Agreement, or (iii) the Executive's failure to perform the Executive's duties to the Corporation (other than any such failure resulting from the Executive's incapacity due to Disability or any actual or anticipated failure resulting from a resignation by the Executive as a result of the occurrence of any Employment Condition) after a written demand for Executive's performance of his duties is delivered to the Executive by the Board of Directors of the Corporation, which demand specifically identifies the manner in which the Board of Directors believes that the Executive has not performed his duties, and which performance is not substantially cured by the Executive within ten (10) days of receipt of such demand.

(b) The term "Disability" shall mean Executive's inability through physical or mental illness, to perform a majority of Executive's usual duties for an uninterrupted period of one hundred eighty (180) days or more, and shall be deemed to have occurred on the first anniversary of the commencement of such 180-day period. The Corporation's option in this regard shall be exercised in writing and mailed or delivered to Executive or Executive's personal representative during the period of such continuing Disability. In the event of a dispute as to whether the Executive is Disabled, the decision of an independent health care professional selected and paid by the Corporation shall be conclusive and binding on the parties, and Executive agrees to submit to such examinations as the health care professional shall deem appropriate and to make the results of such examinations available to the Corporation.

(c) The term "Employment Condition" as used in this Agreement shall mean any of the following (i) the withdrawal by Corporation from Executive of any substantive part of Executive's responsibilities, duties or authority as previously discharged or exercised for the benefit of the Corporation without Executive's consent; (ii) the assignment by


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         Corporation to Executive of substantive additional duties or responsibilities which are inconsistent with the duties or responsibilities previously discharged or exercised for the benefit of the Corporation, without Executive's consent; (iii) the relocation of Executive's principal place of employment without Executive's consent to a place outside the Ft. Myers-Naples, Florida area; (iv) the failure of Executive to continue in the office of Chairman and Chief Executive Officer of the Corporation without Executive's consent; (v) the harassment of Executive intended, designed or which would have the foreseeable effect of causing Executive to resign or abandon Executive's employment with Corporation; or (vi) the material breach by Corporation of this Agreement or any other agreement to which Corporation and Executive are a party.

                                III. COMPENSATION

3.1 As compensation for Executive's services under the Agreement and subject to adjustment as provided below, the Corporation shall pay to Executive, commencing on the date hereof and continuing through January 31, 2004 by the Corporation, an annual base rate of compensation (the "Base Compensation") of Five Hundred Thirty-five Thousand Dollars ($535,000), which Base Compensation shall be payable at such intervals as the Corporation pays its other executive employees, but in any event, not less frequently than semi-monthly. Each fiscal year (commencing after the conclusion of the fiscal year ending January 31, 2004), the Compensation Committee of the Corporation will set the Executive's Base Compensation for that fiscal year, taking into account the performance of the Executive and such other factors they may deem relevant.

3.2 In addition to Executive's Base Compensation, Executive shall be entitled to receive a bonus (the "Annual Bonus") each year in and amount of up to 100% of Executive's Base Compensation for such year. The Annual Bonus shall be the sum of two components and be calculated as follows:

(a) Fifty percent (50%) of the Annual Bonus (the "Business Plan Bonus") will be based upon the Corporation's consolidated net income for the fiscal year ("Actual Income") with respect to which the Annual Bonus is to be paid as it relates to the Corporation's targeted consolidated net income set forth in the Corporation's business plan as approved by the Board of Directors of the Corporation for such fiscal year ("Plan Income"). If the Corporation achieves Actual Income equal to not less than the following percentages of Plan Income, Executive's Business Plan Bonus with respect to such fiscal year shall be a percentage of the maximum Business Plan Bonus (being 50% of Base Compensation) to be agreed to by the Executive and the Compensation Committee of the Board of Directors of the Corporation as soon as possible after the date of this Agreement:

                             Actual Income                                   Percentage of Maximum
                             To Plan Income                                   Business Plan Income
                             --------------                                  ---------------------
                              100% or more                                            100%
                                   90%                                                 75%
                                   80%                                                 50%
                                   75%                                                 25%
                              less than 75%                                             0%

(b) The remaining 50% of the Annual Bonus shall be determined each year on such basis as the Compensation Committee of the Board of Directors of the Corporation shall determine to be reasonable and appropriate based on such criteria as such Committee


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         shall have established in consultation with Executive prior to or early in the fiscal year with respect to which the Annual Bonus is to be paid.

        IV. EXPENSES, FRINGE BENEFITS, STOCK OPTIONS AND INDEMNIFICATION.

4.1 The Corporation will pay directly, or reimburse Executive, for such items of reasonable and necessary expense as are incurred by Executive in the interest of the business of the Corporation. All such expenses paid by Executive will be reimbursed by the Corporation upon the presentation by Executive of an itemized account of such expenditures, sufficient to support their deductibility to the Corporation for federal income tax purposes (without regard to whether or not the Corporation's deduction for such expenses is limited for federal income tax purposes), within thirty (30) days after the date such expenses are incurred.

4.2 The Corporation will provide Executive with health and life insurance and other fringe benefits on terms and conditions normally accorded the Corporation's executive employees (which may entail employee contributions); provided however, that the foregoing shall not obligate the Corporation to continue any such benefits in force, or to maintain such benefits at their present standards and levels, at any time as to any class of employees. Executive shall also be entitled to participate in all other insurance and retirement plans, retirement benefits, death benefits, salary continuation benefits, stock based plans and other perquisites and fringe benefits generally available for the executive employees of the Corporation.

4.3 The Corporation will provide paid vacation leave each year in accordance with the Corporation's vacation policy for executive officers.

4.4 (a) The Corporation agrees to hold harmless and to indemnify and defend Executive against any and all Expenses and Indemnifiable Amounts actually and reasonably incurred by Executive in connection with any threatened, pending or completed Proceeding (including any action by or in the right of the Corporation) to which Executive is, was or at any time becomes a party or is threatened to be made a party (other than a party plaintiff suing on his or her own behalf or derivatively on behalf of the Corporation) by reason of the Corporate Status of Executive.

(b) The Corporation shall advance all reasonable Expenses incurred by or on behalf of Executive in connection with any Proceeding within ten
         (10) days after the receipt by the Corporation of a statement or statements from Executive requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Each such statement or statements shall describe in reasonable detail the Expenses incurred by Executive. Executive hereby undertakes: (i) to repay to the Corporation, within thirty (30) days of any determination described in this clause (i), any Expenses previously advanced under this Section if it is ultimately determined that Executive is not entitled to be indemnified against such Expenses under applicable law or this Agreement; and (ii) immediately to pay over to the Corporation any amounts advanced by the Corporation for which Executive subsequently receives funds under any insurance coverage in effect from time to time.

(c)      As used in this Section 4.4:

"Corporate Status" means that a person is or was: (i) a director, officer, executive or agent of the Corporation; (ii) a director, officer, executive, partner, trustee, or agent of any other corporation, partnership, joint venture, trust, executive benefit plan or other enterprise which such person is or


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was serving at the request of the Corporation; or (iii) a guarantor of any debt of the Corporation at the request of the Corporation;

"Expenses" means all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding;

"Indemnifiable Amounts" means fines and other amounts for which Executive is liable pursuant to judgments or settlement agreements or otherwise as a result of any Proceeding; and

"Proceeding" means any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one that is or was: (i) initiated by Executive to enforce his rights under this Agreement or
(ii) pending on or before the date of this Agreement.

                           V. CONFIDENTIAL INFORMATION

5.1 Executive will not, except as authorized by the Corporation, during or at any time after the termination or expiration of Executive's employment with the Corporation, directly or indirectly, use for himself or others, or disclose, communicate, divulge, furnish to, or convey to any other person, firm, or corporation, any secret, proprietary or confidential information, knowledge or data of the Corporation, any of its subsidiaries or that of third parties obtained by Executive during the period of his employment with the Corporation and such information, knowledge or data includes, without limitation, the following:

(a) Secret, proprietary or confidential matters of a technical nature such as, but not limited to, methods, know-how, formulae, compositions, processes, discoveries, manufacturing techniques, inventions, computer programs, and similar items or research projects involving such items;

(b) Secret, proprietary or confidential matters of a business nature such as, but not limited to, information about costs, purchasing, profits, market, sales or lists of customers; or

(c) Secret, proprietary or confidential matters pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.

5.2 Executive, upon termination of his employment with the Corporation, or at any other time upon the Corporation's written request, shall deliver promptly to the Corporation all drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, computer programs and similar items, memoranda, lists of customers, and all other materials and copies thereof relating in any way to the Corporation's business which contain confidential or proprietary information and which were in any way obtained by Executive during the term of his employment with the Corporation which are in his possession or under his control; and Executive will not make or retain any copies of any of the foregoing and will so represent to the Corporation upon termination of his employment.

5.3 The Corporation may notify any person, firm, or corporation employing Executive or evidencing an intention to employ Executive as to the existence and provisions of this Agreement.


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5.4 Executive understands and acknowledges that such confidential or proprietary information or other commercial ideas mentioned herein are unique and that the disclosure or use of such matters or any other secret, proprietary or confidential information other than in furtherance of the business of the Corporation would reasonably be expected to result in irreparable harm to the Corporation. In addition to whatever other remedies the non-breaching party and/or its successors or assigns may have at law or in equity, each party specifically covenants and agrees that, in the event of default under or breach of this Agreement, the non-breaching party and/or its successors and assigns shall be entitled to apply to any court of competent jurisdiction to enjoin any breach, threatened or actual, by the breaching party, and/or to sue to obtain damages for default under or any breach of this Agreement. In the event of default under or breach of this Agreement, each of the Corporation and Executive hereby agrees to pay all costs of enforcement and collection of any and all remedies and damages under this Agreement incurred by the non-breaching party, including reasonable attorneys' fees as determined by a court of competent jurisdiction.

                          VI. LIMITATION ON COMPETITION

In consideration of the Company's payment to Executive of an aggregate sum of $250,000 in twelve equal monthly installments beginning on the first day of the calendar month following the date on which Executive's employment shall have expired or terminated, Executive shall not, during the period of employment and for a period of one (1) year after expiration or termination of this Agreement:

         6.1 within the United States of America, directly or indirectly as an owner, employee, consultant or otherwise, individually or collectively, or acquire an interest in a person or entity (a "Competitor") engaged in the business of (i) designing, manufacturing, marketing or distributing front-end fixtures, shelving or other display racks for use by retail stores or (ii) the third party billing and collecting of rebates for magazines or other products sold at the checkout of mass market retailers or (iii) providing an internet data base or communications network for use by retailers and publishers or manufacturers of confections or mass merchandise or (iv) magazine distribution or (v) any other activity in which the Corporation is engaged prior to the termination of this Agreement; provided however that nothing contained herein shall prohibit Executive from acquiring an interest in any person or entity that is not a Competitor. Executive agrees that the area, in light of the character of the industry, and the duration of this limitation are reasonable under the circumstances, considering Executive's position with the Corporation and other relevant factors, and that in all likelihood this will not constitute a serious handicap to Executive in securing future employment;

         6.2 directly or indirectly, either for himself or for any other person or entity, take any action or perform any services which are designed to or in fact call upon, compete for, solicit, divert, or take away, or attempt to divert or take away, any of the customers of Corporation or of any subsidiary of the Corporation; this prohibition includes customers existing at the present time or prospective or past customers solicited, sold to or served by Corporation or any subsidiary of the Corporation during the five (5) years prior to termination or expiration of this Agreement; or

         6.3 directly or indirectly, either for himself or for any other person or entity, induce, employ or attempt to employ any person who is at that time, or has been within six (6) months immediately prior thereto, employed by the Corporation or any subsidiary of the Corporation.


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         6.4 It is further agreed that, if Executive shall violate the foregoing prohibitions, the Corporation shall be entitled to seek specific performance of these covenants, and Executive shall pay all costs and attorneys' fees, as determined by a court of competent jurisdiction, incurred by the Corporation in enforcing the aforesaid covenants if the Corporation is successful in so doing after a final adjudication of the matter. If any of the foregoing covenants is not enforceable to the full extent provided, it shall be and remain enforceable to the extent permitted by law, and a court is authorized by the parties to modify such covenant to make it reasonable and, as so modified, enforce it.

         6.5 Notwithstanding the provisions hereof regarding termination of this Agreement, the provisions of this Section shall remain in full force and effect provided for hereunder.

                             VII. GENERAL PROVISIONS

         7.1 The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

         7.2 Should any one or more sections of this Agreement be found to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining sections contained herein shall not in any way be affected or impaired thereby. In addition, if any section hereof is found to be partially enforceable, then it shall be enforced to that extent.

         7.3 Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing and personally delivered or sent by registered or certified mail to the last known residence address of Executive or to Corporation, c/o Source Interlink Companies, Inc. 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134 or such other place as it may subsequently designate in writing.

         7.4 This Agreement shall be interpreted, construed and governed according to the laws of the State of Florida.

         7.5 The section headings contained in this Agreement are for convenience only and shall in no manner be construed to limit or define the terms of this Agreement.

         7.6 This Agreement shall be executed in two or more counterparts, each of which shall be deemed an original and together they shall constitute one and the same Agreement, with at least one counterpart being delivered to each party hereto.

         7.7 The Corporation shall have the right to assign this Agreement to a third party which purchases substantially all of the stock, or substantially all of the assets of the Corporation, a subsidiary or affiliated entity of the Corporation, or the surviving entity in a merger or similar corporate event. The Agreement may not be assigned by Executive.

         7.8 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

         7.9 This is the entire and only Agreement between the parties respecting the subject matter hereof, and supercedes all prior agreements, including the Prior Agreement. This Agreement may be modified only by a written instrument executed by all parties hereto.


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         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers, and Executive has executed this Agreement as of the date first written above.


                                    SOURCE INTERLINK COMPANIES, INC.

                                    By:  /s/Aron Katzman
                                         ---------------------------------------
                                       Name:      Aron Katzman
                                       Title:     Chairman, Compensation
                                    Committee of the Board of Directors of the
                                    Source Interlink Companies, Inc.

                                    EXECUTIVE

                                    /s/ S. Leslie Flegel
                                    --------------------------------------------
                                             S. Leslie Flegel


























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